EXHIBIT 11

                            INDUSTRIAL HOLDINGS, INC.
                               EARNINGS PER SHARE
                  (thousands of dollars, except per share data)

                           (UNAUDITED)
                            PRO FORMA    (UNAUDITED)      (UNAUDITED)
                            SIX MONTHS    HISTORICAL       PRO FORMA
                              ENDED       SIX MONTHS      YEAR ENDED              HISTORICAL YEAR ENDED
                             JUNE 30     ENDED JUNE 30    DECEMBER 31                   DECEMBER 31
                             --------  ------------------  --------  ------------------------------------------------

                               1997      1997      1996      1996      1996      1995      1994      1993      1992
                             --------  --------  --------  --------  --------  --------  --------  --------  --------
Weighted average
     common shares
        outstanding .......     7,258     5,695     3,320     6,224     3,688     3,037     2,941     2,624     2,102
Common stock equivalents(1)       764       792       548       585       691       113        89       205      --
                             --------  --------  --------  --------  --------  --------  --------  --------  --------
Total common shares and
   common equivalent
   shares deemed to have a
   dilutive effect ........     8,022     6,487     3,868     6,809     4,379     3,150     3,030     2,829     2,102
                             ========  ========  ========  ========  ========  ========  ========  ========  ========
Net earnings
   available for common
   shareholders ...........  $  2,087  $  1,344  $    556  $  2,896  $  1,127  $    545  $     32  $    763  $    382
                             ========  ========  ========  ========  ========  ========  ========  ========  ========
Earnings per share ........  $    .26  $    .21  $    .14  $    .43  $    .26  $    .17  $    .01  $    .27  $    .17
                             ========  ========  ========  ========  ========  ========  ========  ========  ========

---------------------

(1) Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible debt is anti-dilutive for all years presented.